EXHIBIT 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SANDS CHINA LTD.
(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 1928)

NO RECOMMENDATION OF FINAL DIVIDEND
FOR THE YEAR ENDED DECEMBER 31, 2019
The board of directors (the “Board”) of Sands China Ltd. (the “Company”) announces that, at the meeting of the Board held on Friday, April 17, 2020, members resolved not to recommend the payment of a final dividend in respect of the year ended December 31, 2019.

Visitation to Macao has decreased substantially since January 2020 as a result of the COVID-19 coronavirus pandemic’s strong deterrent effect on travel and social activities, the Chinese government’s suspension of its visa and group tour schemes that allow mainland Chinese residents to travel to Macao, quarantine measures, travel and entry restrictions and conditions in Macao, Hong Kong and certain cities and regions in mainland China, the suspension of ferry services and other modes of transportation within Macao and regionally, and, most recently, the ban on entry or enhanced quarantine requirements, depending on the person’s residency and their recent travel history.

The Macao Government has announced publicly that total visitation from mainland China to Macao decreased by 14.9% in January 2020 (with a 83% decrease in visitation over the first seven days of Chinese New Year) and 97.2% in February 2020 as compared to the same periods in 2019. It has also announced that monthly gross gaming revenue decreased by 11.3%, 87.8% and 79.7% in January, February and March 2020 respectively.

The Board recognizes the current and potential material impact of the COVID-19 coronavirus pandemic on the global economy and the important role that the Company plays in helping Macao and our team members manage through the crisis. The Company has a strong capital, funding and liquidity position and remains committed to executing its ongoing capital expenditure programs in Macao. The Board will continue to review the situation and monitor market conditions.

By order of the Board
SANDS CHINA LTD.
Dylan James Williams
Company Secretary

Macao, April 17, 2020

As at the date of this announcement, the directors of the Company are:

Executive Directors:
Sheldon Gary Adelson
Wong Ying Wai

Non-Executive Directors:
Robert Glen Goldstein
Charles Daniel Forman

Independent Non-Executive Directors:
Chiang Yun
Victor Patrick Hoog Antink
Steven Zygmunt Strasser
Kenneth Patrick Chung

In case of any inconsistency between the English version and the Chinese version of this announcement, the English version shall prevail.